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                                   EXHIBIT 11
                         THE CHASE MANHATTAN CORPORATION
                    Computation of earnings per common share

For a discussion of the computation of basic and diluted earnings per common share, see Note Ten of Chase's 1998 Annual Report.

(in millions, except per share amounts)                          Three Months Ended
                                                                      March 31,
                                                               ------------------------
                                                                 1999           1998

---------------------------------------------------------------------------------------
Basic Earnings Per Share
Earnings:
Net Income                                                     $   1,173      $     725
Less:  Preferred Stock Dividends                                      18             34
                                                               ---------      ---------
Net Income Applicable to Common Stock                          $   1,155      $     691
                                                               =========      =========
Shares: (a)
Basic Average Common Shares Outstanding                            843.6          844.8
Net Income Per Share                                           $    1.37      $    0.82
                                                               =========      =========

Diluted Earnings Per Share
Earnings:
Net Income Applicable to Common Stock                          $   1,155      $     691
Shares: (a)
Basic Average Common Shares Outstanding                            843.6          844.8
Additional Shares Issuable Upon Exercise of Stock Options
  for Dilutive Effect                                               28.3           22.6
                                                               ---------      ---------
Average Common Shares Outstanding Assuming Dilution                871.9          867.4
Net Income Per Share                                           $    1.32      $    0.80
                                                               =========      =========

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

(a) Share-related data for the prior period have been restated to reflect a two-for-one common stock split, effective as of close of business on May 20, 1998.

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